Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-262557

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion, dated May 19, 2022

Pricing Supplement dated , 2022 to the
Prospectus Supplement dated March 4, 2022 and
Prospectus Dated March 4, 2022
The Toronto-Dominion Bank $[ ● ] Callable Fixed Rate Notes Due December 10, 2022
The Toronto-Dominion Bank (“TD” or “we”) is offering the Callable Fixed Rate Notes due December 10, 2022 (the “Notes”) described below.
CUSIP / ISIN: 89114Y3M1 / US89114Y3M13
The Notes will accrue interest at a fixed rate of 2.00% per annum from and including the Issue Date to but excluding December 10, 2022 (the “Maturity Date”).
TD will pay interest on the Notes quarterly on September 10, 2022 and the Maturity Date (each, an “Interest Payment Date”), subject to Optional Redemption by TD prior to the Maturity Date.
TD may, at its option, elect to redeem the Notes in whole, but not in part, on September 10, 2022 (the “Optional Redemption Date”), upon five Business Days’ prior written notice.
Any payments on the Notes are subject to the credit risk of TD. The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Investment in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-5 herein, “Risk Factors” beginning on page S-4 of the prospectus supplement dated March 4, 2022 (the “prospectus supplement”) and “Risk Factors” beginning on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date, against payment in immediately available funds.

	Original Offering Price(1)(3)	Underwriting Discount(2)(3)	Proceeds to TD(2)(3)
Per Note	$1,000.00	Up to $12.00	At least $988.00
Total	$	$	$
(1)
The Original Offering Price for an eligible institutional investor and an investor purchasing the Notes in a fee-based advisory account will vary based on then-current market conditions and the negotiated price determined at the time of each sale; provided, however, the Original Offering Price for such investors will not be less than $990.00 per Note and will not be more than $1,000 per Note. The Original Offering Price for such investors reflects a foregone selling concession with respect to such sales as described in footnote (3) below.

(2)
TD Securities (USA) LLC (“TDS”) will receive an Underwriting Discount of up to $12.00 per Note and, from such Underwriting Discount, will allow a portion of that amount to Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with TDS, the “Agents”). The Agents may allow selected dealers a selling concession of up to $10.00 per Note depending on market conditions that are relevant to the value of the Notes at the time an order to purchase the Notes is submitted to the agent. Dealers who purchase the Notes for sales to eligible institutional investors and fee-based advisory accounts may forgo some or all selling concessions. Such securities dealers may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of Wells Fargo Securities. The per Note Underwriting Discount in the table above represents the maximum Underwriting Discount payable per Note. See “Supplemental Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the Notes and offering expenses. Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is an agent for the distribution of the Notes and is acting as principal. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

(3)
If all of the Notes are not sold on the Pricing Date at the Original Offering Price, the Agents and/or dealers may change the offering price and the other selling terms and thereafter from time to time may offer the Notes for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

TD Securities (USA) LLC	Wells Fargo Securities, LLC

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank (“TD” or the “Bank”)
Issue:	Senior Debt Securities, Series E
Original Offering Price:
$1,000 per Note; provided that the Original Offering Price for an eligible institutional investor and an investor purchasing the Notes in a fee-based advisory account will vary but will not be less than $990.00 per Note and will not be more than $1,000 per Note. Because the Original Offering Price for eligible institutional investors and investors purchasing the Notes in a fee-based advisory account will vary as described in footnote 1 on the cover hereof, the price such investors pay for the Notes may be higher than the prices paid by other eligible institutional investors or investors in fee-based advisory accounts based on then-current market conditions and the negotiated price determined at the time of each sale. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Type of Note:	Callable Fixed Rate Notes
CUSIP / ISIN:	89114Y3M1 / US89114Y3M13
Agents:
TD Securities (USA) LLC (“TDS”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with TDS, the “Agents”). TDS will purchase the Notes from TD at the Original Offering Price less an Underwriting Discount of up to the Underwriting Discount set forth on the cover hereof and will allow a portion of that amount to Wells Fargo Securities. The Agents may resell the Notes to other securities dealers, including securities dealers acting as custodians, at the Principal Amount less a concession of not in excess of $10.00 per Note. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount & Denominations:	$1,000 per Note. The Notes will be issued in denominations of $1,000 per Note and integral multiples of $1,000 in excess thereof.
Issue Price:	100% of the Principal Amount per Note
Pricing Date:	June 7, 2022*
Issue Date:
June 10, 2022*, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two DTC settlement days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two DTC settlement days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Maturity Date:
December 10, 2022*, subject to Optional Redemption by TD, as set forth below under “Optional Redemption” prior to the Maturity Date. The Notes are not subject to repayment at the option of any holder of the Notes prior to the Maturity Date.

Payment at Maturity:	100% of the Principal Amount of your Notes plus any accrued and unpaid interest.
Interest Rate:	2.00% per annum, payable on each Interest Payment Date, in arrears
Interest Payment Dates:
Quarterly, on September 10, 2022 and the Maturity Date, subject to Optional Redemption by TD prior to the Maturity Date. If a scheduled Interest Payment Date is not a Business Day, interest payments will be paid on the next following Business Day without any adjustment to the Interest Payment or any Interest Period.

Interest Period:
With respect to an Interest Payment Date, the period from, and including, the previous Interest Payment Date (or the Issue Date in the case of the first Interest Payment Date) to, but excluding, the next applicable Interest Payment Date.

TD SECURITIES (USA) LLC	P-2

Day Count Fraction:
30/360
For the avoidance of doubt, each month is deemed to have 30 days and each year is deemed to have 360 days. Therefore, each Interest Period will be deemed to have 90 days and each year will be deemed to have 360 days, resulting in equal interest payments for each Interest Period.

Optional Redemption:
The Notes are redeemable by TD, in whole, but not in part, on the Optional Redemption Date at 100% of their Principal Amount together with accrued and unpaid interest (if any) from, and including, the previous Interest Payment Date to, but excluding, the Optional Redemption Date.
TD will provide written notice to DTC at least five (5) Business Days prior to the Optional Redemption Date.
In the event TD gives notice to DTC of its intention to redeem the Notes, the decision to give such notice will be subject to the prior approval of the Superintendent of Financial Institutions if such redemption would lead to a breach of TD’s Total Loss Absorbing Capacity requirements.

Optional Redemption Date:	September 10, 2022. If the Optional Redemption Date is not a Business Day, then the Notes will be redeemed on the next Business Day and no interest shall be paid in respect of the delay.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:	The Notes should be treated as fixed rate debt instruments for U.S. federal income tax purposes, as discussed further herein under “Material U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion under the caption “Tax Consequences—Canadian Taxation” in the prospectus, which applies to your Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities—Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Listing” above and the terms appearing under the caption “Description of the Notes We May Offer” in the prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in Powers:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act (the “CDIC Act”).
*
In the event that we make any changes to the expected Pricing Date and Issue Date, we may adjust the Interest Payment Dates, Optional Redemption Date and Maturity Date to ensure that the stated term of the Notes remains the same. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-3

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” of this pricing supplement and “Risk Factors” of the prospectus supplement and the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022:
https://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Prospectus Supplement dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066255/d231177d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-4

Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the prospectus supplement and the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Structure and Credit Characteristics
Because the Notes Accrue Interest at a Fixed Interest Rate, the Amount of Interest Payable on Your Notes on Each Interest Payment Date May be Below Market Interest Rates.
Because interest payable on your Notes accrues at a fixed interest rate, there can be no guarantee that the interest you will receive on one or more Interest Payment Dates will be equal to or greater than the market interest rate on such dates. We have no control over market interest rates or a number of factors that may affect market interest rates, including economic, financial, political and other events that are important in determining the existence, magnitude and longevity of these risks and their results. You should have a view as to the Interest Rate on the Notes and its level relative to market interest rates over the term of the Notes.
Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Optional Redemption Date, Interest Payment Date and the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Notes Are Subject to Early Redemption at TD's Option.
TD has the option to redeem the Notes on the Optional Redemption Date, as set forth above. It is more likely that we will redeem the Notes prior to the Maturity Date in the event that the interest payable on the Notes is greater than the interest that would be payable on our other instruments of a comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed prior to the Maturity Date, you may have to re-invest the proceeds in a lower rate environment.
Risks Relating to Valuation and Liquidity
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the Original Offering Price. The Original Offering Price includes, and any price quoted to you is likely to exclude, the Underwriting Discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agents and their respective affiliates may make a market for the Notes; however, they are not required to do so. The Agents and their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Original Offering Price, and as a result, you may suffer substantial losses.

The Temporary Price at Which the Agents May Initially Buy The Notes in the Secondary Market May Exceed Other Secondary Market Values and, Depending on Your Broker, the Valuation Provided on Your Customer Account Statements May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Notes in the secondary market (if the Agents make a market in the Notes, which it is not obligated to do) may, for a temporary period after the Pricing Date of the Notes, exceed the secondary market value of the Notes, as discussed further under “Supplemental Plan of Distribution (Conflicts of Interest).” During this temporary period such prices may, depending on your broker, be greater than the valuation provided on your customer account statements; you should inquire with your broker as to the valuation provided on your customer account statement. The price at which the Agents may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.
The U.S. tax treatment of the Notes may be uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.

TD SECURITIES (USA) LLC	P-5

For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see “Tax Consequences—Canadian Taxation” in the prospectus. If you are not a Non-resident Holder (as that term is defined in “Canadian Taxation” in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-6

Material U.S. Federal Income Tax Consequences
General The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders of the beneficial ownership and disposition of the Notes. This discussion replaces the federal income tax discussions in the prospectus supplement and prospectus. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the U.S., for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:
•	a nonresident alien individual for federal income tax purposes;
•	a foreign corporation for federal income tax purposes; or
•	an estate or trust whose income is not subject to federal income tax on a net income basis.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for 31 days or more in the calendar year and for an aggregate of 183 days or more during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. In addition, this summary addresses only holders that purchase Notes at initial issuance at the Original Issue Price for U.S. federal income tax purposes, which is the first price at which a substantial amount of the Notes is sold to the public, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. If you purchase the Notes at other than initial issuance at the Original Issue Price, you should consult your tax advisor concerning the tax consequences of your ownership of the Notes.
This summary does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the U.S.; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any state, local or non-U.S. taxing jurisdiction.
U.S. Federal Income Tax Treatment of the Notes
The Notes will be treated as indebtedness for U.S. federal income tax purposes, and the balance of this summary assumes that such Notes are treated as indebtedness for U.S. federal income tax purposes. Because the Maturity Date is one year or less from the Issue Date, the Notes should be treated as “Short-Term Notes”. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.
A Short-Term Note will be acquired with “acquisition discount” equal to all payments under the Note over the holder’s basis in the Short-Term Note. Holders that report income for U.S. federal income tax purposes on the accrual method and certain other holders are required to include original issue discount (“OID”) (equal to the difference between all payments on the Short-Term Note over its issue price) in income or, if the holder elects, acquisition discount with respect to a Short-Term Note. OID or acquisition discount on Short-Term Notes is accrued on a straight-line basis, unless an irrevocable election with respect to the Short-Term Note is made to accrue the OID or acquisition discount under the constant yield method based on daily compounding.
In general, an individual or other cash method holder of a Short-Term Note is not required to accrue OID or acquisition discount with respect to the Short-Term Note unless the holder elects to do so. This election applies to all short-term debt instruments acquired by the holder during the first taxable year for which the election is made, and all subsequent taxable years of the holder, unless the IRS consents to a revocation. In the case of a holder that is not required and does not elect to include OID in income currently, any gain realized on the taxable disposition of a Short-Term Note is treated as ordinary income to the extent of the OID which had accrued on a straight-line basis

TD SECURITIES (USA) LLC	P-7

(or, if elected, under the constant yield method based on daily compounding) through the date of taxable disposition, and the holder will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such Short-Term Notes in an amount not exceeding the accrued OID (determined on a ratable basis, unless the holder elects to use a constant yield basis) on the Short-Term Note, until the OID is recognized.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that the Notes should be treated in the manner described above. However, the U.S. federal income tax treatment of the Notes is uncertain.
Sale, Exchange, Early Redemption or Maturity of the Notes
Upon the disposition of a Note by sale, exchange, early redemption, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note. Because the Note is held as a “capital asset”, as defined in Section 1221 of the Code, such gain or loss will generally constitute capital gain or loss. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.
Medicare Tax on Net Investment Income
U.S. Holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. Holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. Holders are urged to consult their tax advisors as to the application of this reporting obligation to their ownership of the Notes.
Tax Treatment of Non-U.S. Holders
In general and subject to the discussion below, if you are a Non-U.S. Holder, you should generally not be subject to U.S. federal income or withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Backup Withholding and Information Reporting
Interest paid on, and the proceeds received from a sale, exchange, early redemption, maturity or other taxable disposition of Notes held by a U.S. Holder will be subject to information reporting unless the U.S. Holder is an “exempt recipient” and may also be subject to backup withholding if the holder fails to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Payments of principal and interest on, and proceeds from the taxable disposition of, Notes held by a Non-U.S. Holder to or through certain brokers may be subject to a backup withholding tax on “reportable payments” unless, in general, such Non-U.S. Holder complies with certain procedures or is an exempt recipient. Any such amounts so withheld from distributions on the Notes generally will be refunded by the IRS or allowed as a credit against such Non-U.S. Holder’s federal income tax, provided such Non-U.S. Holder makes a timely filing of an appropriate tax return or refund claim. Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.
Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-8

Supplemental Plan of Distribution (Conflicts of Interest)
The Original Offering Price is $1,000 per Note; provided that the Original Offering Price for an eligible institutional investor and an investor purchasing the Notes in a fee-based advisory account will vary based on then-current market conditions and the negotiated price determined at the time of each sale. The Original Offering Price for such investors will not be less than $990.00 per Note and will not be more than $1,000 per Note. The Original Offering Price for such investors reflects a foregone selling concession with respect to such sales as described in the next paragraph.
We have appointed TDS, an affiliate of TD, and Wells Fargo Securities, as the Agents for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the Original Offering Price less an Underwriting Discount of up to the Underwriting Discount set forth on the cover page of this pricing supplement and will allow a portion of that amount to Wells Fargo Securities. The Agents may resell the Notes to other securities dealers at the Original Offering Price of $1,000 per Note less a concession not in excess of the amount specified on the cover hereof, depending on market conditions that are relevant to the value of the Notes at the time an order to purchase the Notes is submitted to the Agent. Such securities dealers may include Wells Fargo Advisors (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of Wells Fargo Securities. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
If all of the Notes are not sold on the Pricing Date at the Original Offering Price, the Agents and/or dealers may change the offering price and the other selling terms and thereafter from time to time may offer the Notes for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Notes in the secondary market, if any, may, for a temporary period expected to be approximately 6 months after the Issue Date, exceed the secondary market value of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. This discretionary election and the temporary reimbursement period are determined on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Selling Restrictions
Argentina. The Notes are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the Notes in Argentina. The contents of this document have not been reviewed by the Argentine Comisión Nacional de Valores.
Brazil. The Notes have not been and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the Notes in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the Notes, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the Notes is not a public offering of Notes in Brazil), nor be used in connection with any offer for subscription or sale of the Notes to the public in Brazil. Persons wishing to offer or acquire the Notes within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.
Chile. Neither the issuer nor the Notes have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement does not constitute an offer of, or an invitation to subscribe for or purchase, the Notes in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).
China. This document does not constitute an offer to sell or the solicitation of an offer to buy any Notes in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan, the “PRC”) to any person to whom it is unlawful to make the offer or solicitation in the PRC. TD does not represent that this document may be lawfully distributed, or that any Notes may be lawfully offered, in compliance with any applicable registration or other requirements in the PRC, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. Neither this document nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with any applicable laws and regulations.

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Mexico. The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement along with the accompanying prospectus supplement and accompanying prospectus may not be publicly distributed in Mexico. The Notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.
Paraguay. The sale of the Notes qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market”. The Notes must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The Notes are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores (“CNV”) the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA.
In no case may securities not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.
The privately placed Notes are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed securities may have less liquidity, making it difficult to sell such securities in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the Note.
Peru. The Notes have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (“SMV”) nor the Lima Stock Exchange Registry (“RBVL”) for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder. Consequently, the Notes may not be offered or sold, directly or indirectly, nor may this pricing supplement or any other offering material relating to the Notes be distributed or caused to be distributed in Peru to the general public. The Notes may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute notes to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.
Taiwan. The Notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.
Uruguay. The sale of the Notes qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The Notes must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public S-31 offering or distribution under Uruguayan laws and regulations. The Notes are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.
Prohibition of Sales to European Economic Area Retail Investors
The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:
(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)
a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (3)(e) (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and
(b)
the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The Notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)
a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403) (as may be amended or superseded from time to time); or

(ii)
a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403) (as may be amended or superseded from time to time); or

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(iii)
not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA, subject to amendments made by the Prospectus (Amendment etc.) (EU Exit) Regulations 2019 (SI 2019/1234) (as may be amended or superseded from time to time) ; and

(b)
the expression an  “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA, subject to amendments made by the Packaged Retail and Insurance-based Investment Products (Amendment) (EU Exit) Regulations 2019 (SI 2019/403) (as may be amended or superseded from time to time, the “UK PRIIPs Regulation”) for offering or selling any Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling any Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

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